EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE                             CONTACT:  Warren W. Heidbreder
June 18, 2002                                       Phone:  (563) 262-1260
                                                 Web Site:  www.bandag.com

                             BANDAG PURCHASES STOCK

       Bandag, Incorporated ("Bandag") today announced the execution of an agreement to purchase 1,114,746 shares of Bandag's Class B Common Stock and 418,371 shares of Bandag's Class A Common Stock from Lucille A. Carver, widow of the founder of Bandag and a director from 1957 until May 14, 2002. Mrs. Carver is the mother of Martin G. Carver, Chairman of the Board, President, Chief Executive Officer and a director of Bandag, and Roy J. Carver, Jr., a director of Bandag. The shares are to be purchased on June 19, 2002 at a per share price of $27.04 and $24.00, for the Class B Common Stock and Class A Common Stock, respectively, which is equal to the composite closing prices of Bandag's Common Stock (in the case of the Class B Common Stock) and Class A Common Stock on the New York Stock Exchange at the close of business on June 18, 2002, less a discount of 3.5% per share in the case of the Class B Common Stock and 4.0% per share for the Class A Common Stock. The total purchase price is $40,183,636.

       A three-member committee composed of independent directors approved the proposed per share purchase prices and recommended the prices to the Board of Directors. Bandag's Board of Directors, with Martin G. Carver and Roy J. Carver, Jr. abstaining, unanimously approved the purchase. In making its determination to authorize the purchase, the Board of Directors received counsel and advice from William Blair & Company, L.L.C., which acted as financial advisor to the Board of Directors with respect to the purchase and rendered its opinion that the prices to be paid for the shares are fair, from a financial point of view.

       Following the sale of shares and other transfers for the benefit of her three sons, Mrs. Carver will have no further ownership interest in Bandag. Giving effect to the sales and the transfers for the benefit of her three sons, the voting power of the Carver Family (composed primarily of the lineal descendants of Roy J. Carver, Sr. and Lucille A. Carver) will be reduced from approximately 78% to approximately 64%. Martin G. Carver and Roy J. Carver, Jr. will

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have sole voting power of approximately 28% and 22%, respectively, and share voting power over 14% of Bandag's total voting power.

       The shares to be purchased are to be deducted from the 2,544,825 shares remaining from previous stock purchase authorizations by the Board of Directors, the most recent occurring on May 2, 2000. Consistent with the prior authorizations, management is authorized, from time to time, to make open market and privately-negotiated purchases of Bandag's Common Stock and Class A Common Stock from the remaining 1,011,708 shares.

       Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of over 1,100 franchised dealers that produce and market retread tires and provide tire management services. Bandag's traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. Tire Distribution Systems, Inc. (TDS), a wholly-owned subsidiary, sells and services new and retread tires.





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